EXHIBIT 99.1
United Components Reports Results of Operations for
Second Quarter 2009
EVANSVILLE, IN August 17, 2009 - United Components, Inc. (“UCI”) today announced results for the quarter ended June 30, 2009. Revenue of $217.4 million decreased $11.8 million compared to the year-ago quarter. UCI recorded a 5.2% decrease in sales from the second quarter of 2008, with increases in the retail and traditional channels and declines in the OEM, original equipment service and heavy duty channels.
Net income attributable to UCI for the quarter was $7.5 million, compared to $4.0 million for the second quarter of 2008. Both periods included special items. The 2009 quarter included $1.4 million in special items, net of tax, consisting of costs related to the consolidation and integration of operations, reductions in force, establishment of new facilities in China, defending class action litigation and obtaining new business, partially offset by the gain on the sale of a building as part of the consolidation of operations. The 2008 quarter included $5.9 million in special charges, net of tax, consisting of a one-time warranty expense, costs of defending class action litigation, establishment of new facilities in China and the costs of obtaining new business. Excluding these charges, adjusted net income attributable to UCI would have been $8.9 million for the second quarter of 2009 and $9.9 million for the second quarter of 2008.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $31.5 million for the second quarter, compared with $34.1 million for the year-ago quarter. The calculation of adjusted EBITDA is set forth in Schedule A.
“The continuing weakness in the economy resulted in another quarter of slow sales in the OEM, OES and heavy duty channels, which was balanced by the beginning of an improvement in the retail and traditional channels,” said Bruce Zorich, Chief Executive Officer of UCI. “And the key leading indicator, miles driven, has finally had a small uptick in the last couple of months, which should begin to reverse the trend of decreased part replacement and routine maintenance as we move forward.”
“Operationally, while EBITDA was down year over year, the aggressive cost cutting initiatives we have undertaken since late last year enabled us to post sequential EBITDA growth over this year’s first quarter,” continued Zorich. “We believe that we are very well positioned to take advantage of the opportunities that will present themselves as the economy recovers.”
As of June 30, the company’s debt stood at $424.3 million. The company ended the quarter with $90.6 million in cash.
Conference Call
The company will host a conference call to discuss its results and performance on Tuesday, August 18, at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.
A replay of the call will be available from August 18, 2009, for a 90-day period, at www.ucinc.com. Click on the UCI 2009 2nd Quarter Results button.

About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2008 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
Net sales	$217,422	$229,269	$437,284	$458,559
Cost of sales	169,150	182,579	348,748	360,809

Gross profit	48,272	46,690	88,536	97,750

Operating (expense) income
Selling and warehousing	(14,086)	(16,026)	(28,384)	(31,531)
General and administrative	(11,567)	(12,811)	(23,463)	(25,339)
Amortization of acquired intangible assets	(1,481)	(1,664)	(2,961)	(3,257)
Restructuring gains (costs), net	598	(125)	393	(488)

Operating income	21,736	16,064	34,121	37,135

Other expense
Interest expense, net	(7,793)	(8,414)	(15,792)	(17,556)
Management fee expense	(500)	(500)	(1,000)	(1,000)
Miscellaneous, net	(1,669)	(982)	(3,154)	(1,509)

Income before income taxes	11,774	6,168	14,175	17,070
Income tax expense	(4,361)	(2,432)	(5,496)	(6,608)

Net income	7,413	3,736	8,679	10,462
Less: loss attributable to noncontrolling interest	(75)	(291)	(379)	(320)

Net income attributable to United Components, Inc.	$7,488	$4,027	$9,058	$10,782

United Components, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
Assets

Current assets
Cash and cash equivalents	$90,645	$46,612
Accounts receivable, net	249,528	261,624
Inventories, net	137,473	159,444
Deferred tax assets	25,723	24,245
Other current assets	19,471	19,452

Total current assets	522,840	511,377

Property, plant and equipment, net	159,753	167,906
Goodwill	241,461	241,461
Other intangible assets, net	70,312	74,606
Deferred financing costs, net	2,164	2,649
Restricted cash	9,400	—
Other long-term assets	6,604	1,823

Total assets	$1,012,534	$999,822

Liabilities and equity

Current liabilities
Accounts payable	$105,257	$104,416
Short-term borrowings	5,792	25,199
Current maturities of long-term debt	318	422
Accrued expenses and other current liabilities	97,147	85,730

Total current liabilities	208,514	215,767

Long-term debt, less current maturities	418,218	418,025
Pension and other postretirement liabilities	76,340	79,832
Deferred tax liabilities	6,444	3,560
Due to parent	20,135	17,535
Other long-term liabilities	8,284	2,540

Total liabilities	737,935	737,259

Equity	274,599	262,563

Total liabilities and equity	$1,012,534	$999,822

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months ended June 30,
	2009	2008
Net cash provided by operating activities	$78,059	$30,046

Cash flows from investing activities
Capital expenditures	(7,530)	(17,274)
Proceeds from sale of property, plant and equipment	2,436	261
Increase in restricted cash	(9,400)	—

Net cash used in investing activities	(14,494)	(17,013)

Cash flows from financing activities
Issuances of debt	6,543	1,249
Debt repayments	(26,177)	(20,718)

Net cash used in financing activities	(19,634)	(19,469)

Effect of currency exchange rate changes on cash	102	186

Net increase (decrease) in cash and cash equivalents	44,033	(6,250)

Cash and cash equivalents at beginning of year	46,612	41,440

Cash and cash equivalents at end of period	$90,645	$35,190

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“U.S. GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in millions)

	2009			2008
			June			June
	Q1	Q2	YTD	Q1	Q2	YTD
Net income attributable to United Components, Inc.	$1.6	$7.5	$9.1	$6.8	$4.0	$10.8
Interest, net of minority interest	8.0	7.8	15.8	9.1	8.4	17.5
Income tax expense, net of minority interest	1.2	4.3	5.5	4.2	2.4	6.6
Depreciation, net of minority interest	7.1	7.1	14.2	6.7	6.8	13.5
Amortization	2.1	2.2	4.3	2.2	2.3	4.5

EBITDA	20.0	28.9	48.9	29.0	23.9	52.9

Special items:
Restructuring (gains) costs, net	0.2	(0.6)	(0.4)	0.4	0.1	0.5
Reduction in force severance	1.0	1.2	2.2	—	—	—
Establishment of new facilities in China	0.4	0.1	0.5	1.4	1.3	2.7
Cost to defend antitrust litigation	0.5	0.3	0.8	—	1.5	1.5
One-time warranty expense	—	—	—	—	5.8	5.8
New business changeover and sales commitment costs	2.4	1.1	3.5	1.1	0.8	1.9
Non-cash charges (stock options)	0.2	—	0.2	0.2	0.2	0.4
Management fee	0.5	0.5	1.0	0.5	0.5	1.0

Adjusted EBITDA	$25.2	$31.5	$56.7	$32.6	$34.1	$66.7